Filed Pursuant to Rule 424(b)(3)

Registration No. 333-169993

SEARCHLIGHT MINERALS CORP.

$400,000,000

Common Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time, in one or more offerings, together or separately, in one or more series or classes, any combination of the securities described in this prospectus.  The aggregate initial offering price of the securities that we offer will not exceed $400,000,000.  We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.  This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.  Before investing, you should carefully read this prospectus and any related prospectus supplement.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 6, as well as those contained or referenced in the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, for certain risks and uncertainties that you should consider.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SRCH.”  The last reported sale price of our common stock on November 22, 2010 was $0.65 per share.  The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the OTC Bulletin Board or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2010

TABLE OF CONTENTS

Page

About This Prospectus	i
Summary	2
Special Note Regarding Forward-Looking Statements	6
Risk Factors	6
Financial Ratios	7
Use of Proceeds	7
Description of Securities We May Offer	7
Plan of Distribution	26
Legal Matters	27
Experts	27
Incorporation of Certain Information By Reference	27
Where You Can Find Additional Information	28
_____________________________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process.  This prospectus provides you with a general description of the securities we may issue and sell.  Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may add, update or change information in this prospectus.  If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely solely on the information in the prospectus supplement.  You should read both this prospectus and the prospectus supplement applicable to any offering, together with the additional information described under the heading “Incorporation of Certain Information By Reference” below.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part.  You should read the exhibits carefully for provisions that may be important to you.  See “Where You Can Find Additional Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

This summary highlights selected information from this prospectus.  It does not contain all of the information that is important to you.  We encourage you to carefully read this entire prospectus and the documents to which we refer you.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

Exploration Stage Company.  We are an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects.  We hold interests in two mineral projects, our Clarkdale Slag Project and our Searchlight Gold Project.  Our business is presently focused on our two mineral projects:

•
the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and

•	the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.

Clarkdale Slag Project.  The Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona.  Metallurgical testing and project construction on the Clarkdale Slag Project have been ongoing since 2005, initially under the direction of the prior owners, thereafter with our participation in a joint venture with the prior owners in 2005, and currently solely by us since we acquired 100% of the Clarkdale Slag Project in 2007.

Since our acquisition of the Clarkdale Slag Project in 2007, we have devoted considerable resources to our metallurgical testing programs in an effort to determine a flow sheet and metallurgical protocol that will achieve consistent levels of gold, silver, copper and zinc extraction that would support the economic feasibility of a commercial production facility.  Included in this effort, we designed and built a production module where we performed numerous tests in which we ground, leached, filtered and extracted precious and base metals from the slag material.  Although we have determined that the production module will not be an economically commercial facility, the data received from the operation of the production module has been invaluable in providing information on how to process the slag and extract the base and precious metals on a commercial scale.  Currently we are pursuing the autoclave process, a common procedure in the mining industry that involves adding substantial heat and pressure to the leaching process.  Originally, this approach was considered less attractive, due to the higher capital costs associated with autoclaving.  To date, over 50 separate bench-scale autoclave tests have been conducted in a six-liter single batch autoclave under a variety of operating conditions relating to pressure, temperature and chemistry.  Currently, additional process optimization batch tests are being conducted as part of the pre-feasibility study, and a matrix has been designed to isolate and determine all variables involved.  Once the batch test results have been completed, analyzed and incorporated into a pre-feasibility document, continuous pilot bulk tests will be scheduled in a larger multi-compartment autoclave (30-50 liters) as part of the feasibility study.  Net results from the batch autoclave testing and continuous bulk autoclave testing will be incorporated into a feasibility study that identifies the engineering parameters and recoverable gold grade for a commercial-scale production facility.  This information will then be used to identify capital requirements and operating costs to form the basis for a bankable study to support the financing of the commercial system.

Searchlight Gold Project.  The Searchlight Gold Project involves exploration for precious metals on mining claims near Searchlight, Nevada.  We have been engaged in an exploration program on our Searchlight Gold Project since 2005.  Our Searchlight Claims are comprised of non-patented placer mining claims located on federal land administered by the United States Bureau of Land Management (“BLM”).  Drilling and mining activities on the Searchlight Claims must be carried out in accordance with a Plan of Operations or permit issued by the BLM.  We have maintained an ongoing exploration program on our Searchlight Gold Project and have contracted with an unaffiliated mining and environmental firm to perform a number of metallurgical tests on surface and bulk samples taken from the Searchlight Gold Project site under strict chain-of-custody protocols.  In 2007, results from these tests validated the presence of gold on the Searchlight Gold Project site, and identified reliable and consistent metallurgical protocols for the analysis and extraction of gold, such as microwave digestion and autoclave leaching.  Autoclave methods typically carry high capital and operating costs on large scale projects.  However, we were encouraged by these results and intend to continue to explore their applicability to the Searchlight Gold Project.

On February 11, 2010, we received final approval of our Plan of Operations from the BLM, which allows us to conduct an 18-hole drill program on our project area.  However, in an effort to conserve our cash and resources, we have decided to postpone further exploration on our Searchlight Gold Project until we are better able to determine the feasibility of our Clarkdale Slag Project.  Once we have decided to resume our exploration program, work on the project site will be limited to the scope within the Plan of Operations.  To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We have not been profitable since inception and there is no assurance that we will develop profitable operations in the future.  Our net loss for the nine months ended September 30, 2010 and 2009 was $3,680,234 and $3,194,874, respectively.  Our net loss for the years ended December 31, 2009, 2008 and 2007 was $4,135,424, $3,128,386 and $2,221,818, respectively.  As of September 30, 2010, we had an accumulated deficit of $21,172,140.  As of December 31, 2009, we had an accumulated deficit of $17,491,906.  We cannot assure you that we will have profitable operations in the future.

Corporate Information.  Our principal executive offices are located at 2441 W. Horizon Ridge Pkwy., Suite 120, Henderson, Nevada, 89052.  Our telephone number is (702) 939-5247.  Our Internet address is www.searchlightminerals.com.  Through a link on the “Recent Filings” section of our website, we make available the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All such filings are available free of charge.  Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock, debt securities and/or warrants, either individually or in units, with a total value of up to $400,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable, original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•
conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	certain federal income tax considerations.

A prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.  However, no prospectus supplement or free writing prospectus shall offer a security that is not registered and described in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly or through underwriters, dealers or agents.  We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock.  We may issue shares of our common stock from time to time.  Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding.  At present, we have no plans to issue dividends.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  There is a limited public market for our common stock.

Debt Securities.  We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt.  The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured.  The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness.  Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours.  Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities.  In this prospectus, we have summarized certain general features of the debt securities.  We urge you, however, to read the prospectus supplement (and any related free writing prospectus) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.  Indentures have been filed as exhibits to the registration statement to which this prospectus relates, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement to which this prospectus relates or will be incorporated by reference from reports we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock and/or debt securities in one or more series, from time to time.  We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants.  In this prospectus, we have summarized certain general features of the warrants.  We urge you, however, to read the prospectus supplement (and any related free writing prospectus) related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.  Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement to which this prospectus relates or will be incorporated by reference from reports we file with the SEC.

Units.  We may issue, in one or more series, units consisting of common stock, debt securities and/or warrants for the purchase of common stock and/or debt securities in any combination.  In this prospectus, we have summarized certain general features of the units.  We urge you, however, to read the prospectus supplement (and any free writing prospectus) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units.  We will file as exhibits to the registration statement to which this prospectus relates, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue.  Units may be issued under a unit agreement that we enter into with a unit agent.  We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors described under the heading “Risk Factors” in our most recent annual report on Form 10-K as well as any amendments thereto reflected in subsequent filings with the SEC in this prospectus, could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  The risks and uncertainties described below are not the only ones we face.  New factors emerge from time to time, and it is not possible for us to predict which will arise.  There may be additional risks not presently known to us or that we currently believe are immaterial to our business.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner.  Under such circumstances, you may lose all or part of your investment.

RISK FACTORS

An investment in our securities is very risky.  Our financial condition is unsound.  You should not invest in our securities unless you can afford to lose your entire investment.  The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities.  You should carefully consider the risk factors described in the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement or free writing prospectus, before making an investment decision.  If an active market is ever established for our common stock, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.  You also should refer to the other information set forth, and incorporated by reference, in this prospectus, including our financial statements and the related notes.

FINANCIAL RATIOS

The following table sets forth the ratio of our earnings to fixed charges and the ratio of our combined fixed charges and preference dividends to earnings for each of the periods presented:

	Year Ended December 31,
	Nine Months Ended September 30, 2010	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of combined fixed charges and preference dividends to earnings	N/A	N/A	N/A	N/A	N/A	N/A

For the nine months ended September 30, 2010 and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, our earnings were insufficient to cover fixed charges by $6,123,412, $6,993,282, $5,131,362, $3,643,413, $3,730,691 and $1,720,538, respectively.  Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to debt and estimated interest included in rental expense.  For the periods indicated above and as of the date of this prospectus, we have had no preference securities outstanding.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby.  Unless otherwise indicated in any prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for working capital and general corporate purposes.  Pending their application, we expect to invest the net proceeds in investment-grade, interest-bearing instruments.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, debt securities, warrants and units that we may offer from time to time.  The common stock purchase rights that are attached to and traded with the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part, are described under heading “Description of Securities We May Offer – Description of Capital Stock - Rights Agreement.”  As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security.  The particular terms of any security will be described in the accompanying prospectus supplement and other offering material.  The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Description of Capital Stock

Common Stock.  The following summary describes the material terms of our common stock.  The description of common stock is qualified by reference to our articles of incorporation and our bylaws, which are incorporated by reference as exhibits into the registration statement to which this prospectus relates.

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding.  We have not declared any dividends and, at present, have no plans to issue dividends.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  There is a limited public market for our common stock.

Any shares of common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

As of the date of this prospectus, our articles of incorporation authorize us to issue 400,000,000 shares of common stock, par value $0.001 per share.  As of November 22, 2010, 120,018,318 shares of common stock were outstanding.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SRCH.”  The transfer agent and registrar for our common stock is Empire Stock Transfer, Inc, Henderson, Nevada.

Anti-Takeover Effects of Nevada Law and Our Charter Documents.  Certain provisions of Nevada law and our bylaws and stockholder rights plan could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors.  These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Classified Board

Our board of directors is divided into three classes.  As a result of this provision, at least two annual meetings of stockholders may be required for stockholders to change a majority of the board of directors.  The classification of directors will make it more difficult to change the board of directors, and will promote the continuity of existing management.  Our bylaws also provide that any vote of the stockholders to alter, amend or repeal this Bylaw provision in any respect shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of our outstanding voting power, voting together as a single class.

No Action By Written Consent

Our bylaws provide that any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders or otherwise, may not be taken without a meeting, prior notice and a vote, and stockholders may not act by written consent.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board.  Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.  Although our bylaws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.  Our bylaws also provide that any vote of the stockholders to alter, amend or repeal this bylaw provision in any respect shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of our outstanding voting power, voting together as a single class.

Business Combinations

As a Nevada corporation, we are also subject to certain provisions of the Nevada General Corporation Law that have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.  These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction.  However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares.  As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

The Control Share Acquisition Statute generally applies only to Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.  Our Bylaws provide that the provisions of the Nevada Revised Statutes, known as the “Control Share Acquisition Statute” apply to the acquisition of a controlling interest in us, irrespective of whether we have 200 or more stockholders of record, or whether at least 100 of our stockholders have addresses in the State of Nevada appearing on our stock ledger.

This statute generally provides that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the disinterested stockholders of the corporation at a special or annual meeting.  A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors.  Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”  In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Rights Agreement.  On August 24, 2009, we entered into a Rights Agreement, dated August 24, 2009, with Empire Stock Transfer, Inc. as rights agent.  In connection with the Rights Agreement, the board of directors declared a dividend of one common share purchase right for each outstanding share of our common stock.  The dividend was paid on September 1, 2009 to stockholders of record on the record date of August 24, 2009.  The description and terms of the rights are set forth in the Rights Agreement.  A copy of the Rights Agreement is incorporated by reference into the registration statement to which this prospectus relates.  Because this summary is not complete, you should read the full text of the Rights Agreement if you would like additional information.

The rights have some anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire control of us without conditioning the offer on either redemption of the rights or amendment of the rights to prevent this dilution.  The rights are designed to provide additional protection against abusive or unfair takeover tactics, such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term stockholder value), partial tender offers and selective open-market purchases.  The rights are intended to assure that our board of directors has the ability to protect stockholders and us if efforts are made to gain control of us in a manner that is not in the best interests of us and our stockholders.  The rights could have the effect of delaying, deferring or preventing a change of control that is not approved by our board of directors, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of the common stock.

The rights initially are not exercisable and are attached to and trade with the common stock outstanding as of, and all shares of common stock issued after, the record date, until after the distribution date.  As of, and after the distribution date for the rights, the rights will separate from the shares of common stock, and each right entitles the registered holder to purchase from us one share of our common stock at a purchase price of $12.00 per share, subject to adjustment.

The distribution date is the earliest of:

•
10 days following a public announcement that a person or group of affiliated or associated persons (other than us or certain of our related entities) has become an acquiring person by acquiring beneficial ownership of 15% or more of the outstanding shares of common stock (or in the case of a person that had beneficial ownership of 15% or more of the outstanding shares of common stock on the date the Rights Agreement was executed, by obtaining beneficial ownership of any additional shares of common stock) other than as a result of repurchases of shares of common stock by us, or

•
10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than us or certain of our related entities)) of 15% or more of such outstanding shares of common stock.

With respect to any person who or which, together with all affiliates and associates of such person, was, as of August 24, 2009, the beneficial owner of 15% or more shares of common stock then outstanding (such person or persons being referred to in the Rights Agreement as a grandfathered person), the distribution date will not occur unless such grandfathered person has acquired beneficial ownership of shares of common stock representing 20% of the outstanding shares of common stock.  However, in the event that any grandfathered person sells, transfers or otherwise disposes of any outstanding shares of common stock, the applicable threshold percentage will become the lesser of the applicable threshold percentage as in effect immediately prior to such transfer, or the percentage of outstanding shares of common stock that such grandfathered person beneficially owns immediately following such sale, transfer or disposition, plus an additional 1%.  In no event will the applicable threshold percentage ever exceed 20%, and in the event that the grandfathered person becomes the beneficial owner of less than 15% of the outstanding shares of common stock, the grandfathered person will cease to be a grandfathered person and will be subject to all of the provisions of the Rights Agreement in the same manner as any person who is not and was not a grandfathered person.  Grandfathered persons may be deemed to include Nanominerals Corp., Ian R. McNeil, Carl S. Ager, Dr. Charles A. Ager and his wife, Carol Ager.

In the event that any person becomes an acquiring person, each holder of a right (except as otherwise provided in the Rights Agreement) will thereafter have the right to receive upon exercise that number of shares of common stock (or, in certain circumstances cash, property or other of our securities or a reduction in the purchase price) having a current per share market price of approximately two times the then current purchase price.  Following the occurrence of a person becoming an acquiring person, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently become beneficially owned by an acquiring person (or related persons and transferees) will be null and void.

In the event that, at any time after a person has become an acquiring person, (i) we engage in a merger or other business combination transaction in which we are not the continuing or surviving corporation, (ii) we engage in a merger or other business combination transaction in which we are the continuing or surviving corporation and the shares of common stock are changed into or exchanged, or (iii) 50% or more of our assets or earning power are sold, mortgaged or otherwise transferred, then each holder of a right (except rights which have previously been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a current per share market price equal to approximately two times the purchase price of the right.  Each holder of a right will continue to have the right to exercise upon the occurrence of such an event, whether or not that holder has exercised upon an event arising from any person becoming an acquiring person, but rights that are or were beneficially owned by an acquiring person may (under certain circumstances specified in the Rights Agreement) become null and void.

The current per share market price of the shares of common stock on any date will be deemed to be the average of the daily closing prices per share of common stock for the 30 consecutive trading days immediately prior to such date.

At any time prior to such time as any person becomes an acquiring person, we may redeem the rights in whole but not in part, at a redemption price of $0.001 per right (payable in cash, common stock, or other consideration deemed appropriate by the board of directors).

Until a right is exercised, the holder will have no rights as a stockholder (beyond those as an existing stockholder), including the right to vote or to receive dividends.

The rights will expire on August 24, 2019, subject to extension, unless the rights are earlier redeemed or exchanged by us.

Description of Debt Securities

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities.  The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  Together, the senior indenture and the subordinated indenture are called indentures in this description.  This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate.  The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities.  For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus.  In this description of the debt securities, the words “Searchlight Minerals,” “we,” “us,” or “our” refer only to Searchlight Minerals Corp. and not to any of our subsidiaries, unless we expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate.  Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement.  If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General.  Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.  We are not limited as to the amount of debt securities we may issue under the indentures.  Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge; Defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.  Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.  The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer.  Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.  We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.  In the event of any partial redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We will appoint the trustee as the initial security registrar.  Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement.  We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.  However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities.  The debt securities of any series may be represented, in whole or in part, by one or more global securities.  Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

So long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures.  Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security.  Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.”  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.  The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents.  Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities.  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.  However, at our option, we may pay interest by mailing a check to the record holder.  The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement.  We may designate additional paying agents, change paying agents or change the office of any paying agent.  However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.  All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	ten business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us thereafter.  The holder may look only to us for such payment.

No Protection in the Event of a Change of Control.  Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants.  Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets.  Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person (other than a subsidiary of us) in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (other than a subsidiary of us), unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions specified in the indenture are met.

Events of Default.  Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to pay any interest on any debt security of that series for 60 days after it becomes due;

•	we fail to deposit any sinking fund payment when due;

•	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement.  An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series.  However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default involving our bankruptcy, insolvency or reorganization, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default involving our bankruptcy, insolvency or reorganization shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

Notwithstanding the foregoing, each indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under the section entitled “Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant series of debt securities at an annual rate equal to (i) 0.25% of the principal amount of such series of debt securities for the first 90 days after the occurrence of such event of default and (ii) 0.50% of the principal amount of such series of debt securities from the 91st day to, and including, the 180th day after the occurrence of such event of default, which we call “additional interest.”  If we so elect, the additional interest will accrue on all outstanding debt securities from and including the date on which such event of default first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date.  On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the debt securities will be subject to acceleration as provided above. In the event we do not elect to pay additional interest upon any such event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of debt securities and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs.  Upon our failure to timely give such notice or pay the additional interest, the debt securities will be immediately subject to acceleration as provided above.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in the bullet points above.  We will furnish the trustee an annual statement from our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver.  Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.  We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•
reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance.  We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.  Each indenture contains a provision that permits us to elect either or both of the following:

•
we may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities, and

•
we may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities.  This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations.  As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

With respect to debt securities of any series that are denominated in a currency other than U.S. dollars, “foreign government obligations” means:

•
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in Euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Reports.  The indentures provide that any reports or documents that we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is filed with the SEC.  Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed with the SEC.

Governing Law.  The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders.  No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures.  The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee.  The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.  The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities.  The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations.  This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary.  If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.  Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•
a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

We will resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under the section entitled “Satisfaction and Discharge; Defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.  Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Description of Warrants

General.  We may issue warrants for the purchase of our debt securities or common stock, or any combination thereof.  Warrants may be issued independently or together with our debt securities or common stock and may be attached to or separate from any offered securities.  Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.  The warrant agent will act solely as our agent in connection with the warrants.  The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  This summary of certain provisions of the warrants is not complete.  For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt Warrants.  The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations.  Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.  Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity Warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of us.

Description of Units

We may issue, in one more series, units consisting of common stock, debt securities and/or warrants for the purchase of common stock and/or debt securities in any combination.  While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement or free writing prospectus.  The terms of any units offered under a prospectus supplement or free writing prospectus may differ from the terms described below.

We will file as exhibits to the registration statement to which this prospectus relates, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units.  The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units.  We urge you to read the applicable prospectus supplement or free writing prospectus related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement or free writing prospectus the terms of the series of units, including:

•	the designation and terms of the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants,” will apply to each unit and to any common stock, debt securities or warrant included in each unit, respectively.

Issuance in Series.  We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units.  Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit.  A single bank or trust company may act as unit agent for more than one series of units.  A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title.  We, and any unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.  See “Legal Ownership of Securities” below.

Legal Ownership of Securities

We can issue securities in registered form or in the form of one or more global securities.  We describe global securities in greater detail below.  We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities.  These persons are the legal holders of the securities.  We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities.  As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders.  We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement or free writing prospectus.  This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system.  These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security.  Global securities will be registered in the name of the depositary or its participants.  Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary.  The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.  The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant.  As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders.  We may terminate a global security or issue securities that are not issued in global form.  In these cases, investors may choose to hold their securities in their own names or in “street name.”  Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in the securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them.  These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.  Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders.  Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities.  We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.  This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so.  Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes.  In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities.  Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations For Indirect Holders.  If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities.  A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select.  The financial institution that we select for this purpose is called the depositary.  Unless we specify otherwise in the applicable prospectus supplement or a free writing prospectus, The Depository Trust Company (“DTC”) will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise.  We describe those situations below under “Special Situations When a Global Security Will Be Terminated.”  As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security.  Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does.  Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement or a free writing prospectus for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities.  As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.  We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security.  We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security.  We and the trustee also do not supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.  There may be more than one financial intermediary in the chain of ownership for an investor.  We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated.  In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests.  After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders.  We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement or a free writing prospectus may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement or a free writing prospectus.  When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement or a free writing prospectus will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed or quoted.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above.  The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.  Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent.  The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.  We may use underwriters with whom we have a material relationship.  We will describe in the prospectus supplement or a free writing prospectus, naming the underwriter, the nature of any such relationship.

We may sell the securities directly or through agents from time to time.  The prospectus supplement or a free writing prospectus will name any agent involved in the offer or sale of the securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement or a free writing prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement or a free writing prospectus, and the prospectus supplement or a free writing prospectus will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market.  Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the OTC Bulletin Board may engage in passive market making transactions in our common stock, warrants and debt securities, as applicable, on the OTC Bulletin Board in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security.  However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The financial statements included in the prospectus and elsewhere in the registration statement, have been included in reliance on the reports of Brown Armstrong Accountancy Corporation and Kyle L. Tingle, CPA, LLC, independent registered public accountants, to the extent and for the periods indicated in their respective reports, given on each of such firm’s authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	our annual report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010, and as amended on April 30, 2010;

•	our quarterly reports on Form 10-Q for the quarters ended September 30, 2010 (filed on November 9, 2010), June 30, 2010 (filed on August 16, 2010) and March 31, 2010 (filed on May 7, 2010);

•	our current reports on Form 8-K filed on March 1, 2010 (and as amended on March 12, 2010), April 19, 2010, May 3, 2010, August 30, 2010, October 4, 2010 and October 26, 2010;

•	our Definitive Proxy Statement on Schedule 14A filed on November 10, 2010;

•
the description of our common stock contained in our registration statement on Form 10-SB, filed on July 11, 2000, including any amendment on reports filed for the purpose of updating such description;

•
the description of our common stock purchase rights contained in our registration statement on Form 8-A, filed on August 25, 2009 (and as amended on September 24, 2009), including any amendment on reports filed for the purpose of updating such description; and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

To the extent that any information contained in any filings we have made or will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.  For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement.  With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

These documents may also be accessed on our website at www.searchlightminerals.com.  Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Searchlight Minerals Corp.
2441 W. Horizon Ridge Pkwy., Suite 120
Henderson, Nevada, 89052
Attention: Corporate Secretary
(702) 939-5247

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the site is www.sec.gov.

The industry and market data described in our most recent annual report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates.  However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares.  We have not independently verified market and industry data from third-party sources.  In addition, consumption patterns and customer preferences can and do change.  As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

TABLE OF CONTENTS

Page

About This Prospectus	i
Summary	2
Special Note Regarding Forward-Looking Statements	6
Risk Factors	6
Financial Ratios	7
Use of Proceeds	7
Description of Securities We May Offer	7
Plan of Distribution	26
Legal Matters	27
Experts	27
Incorporation of Certain Information By Reference	27
Where You Can Find Additional Information	28

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

SEARCHLIGHT MINERALS CORP.

$400,000,000

Common Stock
Debt Securities
Warrants
Units

PROSPECTUS

November 23, 2010